Exhibit 99.1

FOR MORE INFORMATION:  Michael P. Silvon
Phone 765.497.5831
silvon@bioanalytical.com
— OR —
Evan Smith / Erica Pettit
KCSA Public Relations Worldwide
212.896.1251 / 212.896.1248
esmith@kcsa.com / epettit@kcsa.com

Bioanalytical Systems, Inc. Reports Fourth Quarter and Year-End 2003 Financial Results

WEST LAFAYETTE, Ind., December 18, 2003 — Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for its fourth quarter and fiscal year ended September 30, 2003. Revenue for the quarter ended September 30, 2003 increased 23% to $8.0 million compared to $6.5 million for the fourth quarter ended September 30, 2002. Net loss for the fourth fiscal quarter of 2003 was ($375,548), or ($0.08) per diluted share, compared to approximately breakeven results for the fourth fiscal quarter of 2002. Service revenue increases were primarily the result of the Company’s two acquisitions completed in the current year. Product revenues rebounded significantly over the prior year fourth quarter due to strengthening Culex sales.

Revenue for the fiscal year ended September 30, 2003 increased 12.5% to $29.8 million from $26.5 million for the fiscal year ended September 30, 2002. Net income for the fiscal year ended September 30, 2003 was $87,306, or $0.02 per diluted share, compared to $1.1million, or $0.23 per diluted share, for the fiscal year ended September 30, 2002. Service revenue increases over the prior year were primarily the result of the Company’s acquisitions and bioanalytical services growth. Product revenues declined for the year due to weak capital spending among pharmaceutical developers but saw significant gains in the fiscal fourth quarter of 2003.

Cost of revenue for the fourth quarter ended September 30, 2003 was $5.7 million, or 71% of revenue, compared to $4.2 million, or 64% of revenue, for the fourth quarter ended September 30, 2002. Cost of revenue for the year ended September 30, 2003 was $19.4 million, or 65% of revenue, compared to $15.9 million, or 60% of revenue, for the year ended September 30, 2002. Integration of the BASi Clinical Research Unit (the former Pharmakinetics Laboratories, Inc, acquired in June, 2003) and BASi Northwest Laboratory (the former LC Resources, Inc. acquired in December 2002) into BASi adversely impacted the Company’s earnings in fiscal 2003. Additionally, underutilization of recently added preclinical services capacity, due primarily to the Pfizer Pharmacia merger, had significant negative effects on the Company’s results of operations in fiscal 2003. The Company expects revenue and earnings to improve as all of these operations are more fully integrated, and as more aggressive marketing, cost containment and productivity improvement measures continue in 2004.

Peter T. Kissinger, Chairman and CEO commented, “Although our fourth quarter results were lower than planned, we’re entering fiscal 2004 with new capacity, new talent and great promise. Bids out on Contract Services and Culex sales are rebounding well from doldrums following client mergers and weakness in biotech and pharmaceutical development markets.” Kissinger went on to say, “We are really pleased with the enthusiasm and physical plant improvement at our new Baltimore Clinical Research Unit. New senior staff are enhancing the breadth and depth of client contacts through all our businesses.

“IT improvements company-wide are critical to a successful future. New software in our Contract Research Services Division and corporate operations has been improving, and will continue to significantly improve, our efficiency in 2004.

[PLEASE TURN THE PAGE]

“We now have the technology, capacity, talent, regional presence, and good client relationships we targeted over the past five years. With our core technologies, infrastructure and systems firmly in place, we can focus on efficient execution to grow profitably.”

Conference Call Information
BASi will host a live conference call and listen-only Webcast to discuss its fourth quarter and fiscal year 2003 results at 9:00 a.m. EST today, Thursday, December 18, 2003. To participate in the conference call, please dial 800-275-3939 (domestic) or 1-973-409-9259 (international). Also, a live Webcast of the conference call will be available at www.bioanalytical.com.

For those unable to participate there will be a replay available from Thursday, December 18 at 11:00 a.m. EST, through 11:50 p.m. EST on Friday, December 26, 2003, by dialing 877-519-4471 (domestic) or 973-341-3080 (international) and entering the pass code 4343087 for both telephone numbers. In addition, a replay of the Webcast will be available at www.bioanalytical.com.

About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development and medical device companies. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit http://www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[SEE NEXT PAGE]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002

Service revenue	$5,248,228	$4,237,149	$19,986,734	$16,139,602
Product revenue	2,792,960	2,291,608	9,852,220	10,373,444

Total revenue	8,041,188	6,528,757	29,838,954	26,513,046

Cost of service revenue	4,784,272	3,093,344	15,624,636	11,556,269
Cost of product revenue	940,716	1,066,946	3,804,105	4,393,009

Total cost of revenue	5,724,988	4,160,290	19,428,741	15,949,278

Gross profit	2,316,200	2,368,467	10,410,213	10,563,768

Operating expenses:
Selling	654,259	664,826	2,853,229	2,939,929
Research and development	331,007	416,679	1,326,933	1,521,001
General and administrative	1,707,027	1,200,857	5,430,051	4,476,105

Total operating expenses	2,692,293	2,282,362	9,610,213	8,937,035

Operating income	(376,093)	86,105	800,000	1,626,733

Other income (expense)	34,947	70,563	114,277	135,099
Interest income	870	1,185	3,322	3,492
Interest expense	(314,158)	(27,695)	(709,777)	(205,002)
Gain (loss) on sale of property and equipment	281,546	(4)	362,755	(12,883)

	3,205	44,049	(229,423)	(79,294)

Income (loss) before income taxes	(372,888)	130,154	570,577	1,547,439

Income taxes	2,660	110,994	483,271	480,994

Net income (loss)	$(375,548)	$19,160	$87,306	$1,066,445

Net income (loss) per share:
Basic	$(0.08)	$0.00	$0.02	$0.23
Diluted	$(0.08)	$0.00	$0.02	$0.23

Weighted common and common equivalent
shares outstanding:
Basic	4,831,460	4,578,516	4,654,595	4,575,995
Diluted	4,845,314	4,640,903	4,673,448	4,625,381

# # # # #